EXHIBIT 10.2.16

AMENDMENT NUMBER THREE TO

EMPLOYMENT AGREEMENT

This Amendment Number Three to Employment Agreement (the “Amendment”) between Gogo LLC (f/k/a Aircell LLC) (the “Company) and Anand K. Chari (the “Executive”) is dated as of November 30, 2017.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated as of July 12, 2006, as amended by Amendment Number One thereto dated as of January 1, 2009, and further amended by Amendment Number Two thereto dated as of December 22, 2008 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to add a provision on resignation for Good Reason (as defined hereinafter), among other things.

NOW, THEREFORE, pursuant to Section 17 of the Agreement, the Agreement is hereby amended as follows, effective as of November 30, 2017:

1.	Section 3(a) of the Agreement is hereby amended by deleting the second sentence and inserting the following sentence in its place: In addition Executive shall be eligible for an annual discretionary bonus with a target of 60% percent (60%) of Base Salary under the annual bonus program that shall be administered by the Board of Directors.

2.	Section 3 (c) of the Agreement is hereby deleted in its entirety and replaced with the following: “(d) Discretionary Time Off. The Company has no formal vacation or time off policy with set time off amounts and accruals. Instead, Executive will have the flexibility to take time off as determined by Executive, subject to the approval of the CEO.”

3.	Section 4 (b) of the Agreement is hereby amended by adding the following sentence at the end of the provision: “ Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement limits the Executive’s ability to communicate with or participate in any investigation or proceeding regarding possible violations of U.S. Federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.”

4.	Section 8 (d) (6) of the Agreement is hereby deleted in its entirety and is replaced with the following: “(6) commission of one or more acts of substance abuse which are materially injurious to the Company;”.

5.	Section 8 of the Agreement is hereby amended by adding the following new subparagraph (f): “Resignation for Good Reason. Executive may terminate his or her employment under this Agreement immediately upon a showing of “Good Reason,” which for purposes of this Agreement shall mean (1) a reduction by the Company in Executive’s Base Salary beyond what is permitted by Section 3 (b); (2) a material dimunition of Executive’s duties or responsibilities such that such duties and responsibilities, when viewed in the aggregate, are not at least commensurate with those duties and responsibilities normally associated with and appropriate to his/her position; (3) the relocation of Executive’s principal place of employment to a geographic location more than fifty (50) miles from the Company’s headquarters as of the Effective Date; or (4) any material breach by the Company of its obligations to Executive hereunder. In the event that Executive believes that circumstances constituting “Good Reason” have occurred and Executive wishes to terminate his/her employment as a result of such occurrence, Executive must provide the Company written notice within 3 days from the initial existence of the occurrence. If within 30 days following the Company’s receipt of such notice it corrects the circumstances constituting “Good Reason,” then Executive shall not be entitled to terminate his/her employment under this Section 8(f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate his/her employment under this Section 8(f) as a result of any circumstances constituting “Good Reason” unless his/her resignation occurs within 30 days following the expiration of the Company’s cure period.”

6.	Section 9 subparagraph (a) of the Agreement is hereby amended by deleting the sub-heading “(a)” and the first two full sentences in their entirety and substituting the following: “(a) Termination by the Company Without Cause or Resignation for Good Reason. If Executive is terminated under Section 8(a) or resigns for Good Reason under Section 8 (f), and following the execution (and expiration of any revocation period), not later than 45 days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company, and its Affiliates, the Company shall pay Executive an amount equal to Executive’s Base Salary under Section 3 (a) at the time of such termination for a period of twelve (12) months, payable installments as set forth hereinafter (each such payment a “Severance Payment”). The Severance Payment shall be payable in installments, by direct deposit, in accordance with the Company’s normal payroll practices. The first installment of the Severance Payments shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the 45-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such 45-day period, and shall include all installments of the Severance Payments that would have been paid if the general release of claims had been fully effective on the termination date.”

7.	Except as amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Executive has executed this instrument as of this 4th day of April, 2018.

Gogo LLC:

By:	/s/ Marguerite M. Elias
Marguerite M. Elias

Executive:

/s/ Anand Chari
Anand Chari
EVP/CTO